Exhibit 99.02
Answers Corporation
Lexico Publishing Acquisition
Conference Call Script
8:30AM ET, July 17, 2007
Participants:
Robert Rosenschein, Chairman and CEO
Steve Steinberg, CFO
Bruce Smith, Chief Strategic Officer
Bruce Smith
     Good morning, and welcome to today’s conference call. My name is Bruce Smith, Chief Strategic Officer. Joining me are Bob Rosenschein, Chairman and CEO and Steve Steinberg, CFO. This call is also being broadcast over the Web and can be accessed from our Investor Center page at ir.answers.com. A replay of this call will be available at the site shortly after the completion of the call. At the conclusion of our prepared remarks, we will open up the call for your questions.
     Before we begin this call, we would like to call your attention to the following forward-looking statements disclaimer.
     Remarks made during this conference call contain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended. Such statements may be indicated by such words as “may,” “will,” “expect,” “believe,” “plan,” “anticipate, ” or other similar terminology, and include statements regarding the timing and certainty of closing the reported transaction, strategic and financial benefits of the reported transaction, expectations regarding accretion, integration and cost savings, and other financial guidance. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important factors that could cause or contribute to differences include, but are not limited to: our failure to apply our significantly higher monetization rates to the Lexico traffic, our inability to obtain Google’s consent to amend our Google Services Agreement to include the Lexico Web properties after the acquisition or the transfer of Lexico’s Google Services Agreement after the acquisition, our inability to complete the acquisition of Lexico as a result of not obtaining the financing for the acquisition or obtaining all necessary approvals and consents; our inability to realize the intended benefits of the acquisition of Lexico; the fact that the Lexico acquisition will result in a significant cost to us and in certain instances we may be required to pay a termination fee to Lexico if the acquisition is not completed; our inability to successfully integrate the operations of Lexico; our inability to maintain or grow Lexico’s traffic; the effect on our business if the liabilities we assume in the Lexico acquisition are greater than expected or if there are unknown liabilities; the potential decline in the price of our common stock from the sale of equity securities in the market in order to obtain financing for the acquisition; our inability to increase the number of persons who use our products; our inability to increase the number of partners who will generate increased traffic to our sites; our failure to improve the monetization of our products; a change in the algorithms and methods used by Google, the provider of a substantial amount of our search engine traffic, and other search engines, to identify Web pages towards which traffic will ultimately be directed or a decision to otherwise restrict the flow of users visiting www.answers.com and our other Web properties; a decision by Google, Inc., to discontinue directing user traffic to www.answers.com through its definition link; the effects of facing liability for any content displayed on our Web properties; potential claims that we are infringing the intellectual property rights of any third party; and other factors discussed from time to time in our new releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” section of our annual report on Form 10-KSB filed in March 2007. Any forward-looking statements set forth in this disclaimer speak only as of the date of this conference call. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. The information in Answers’ Website is not incorporated by reference into this conference call script and is included as an inactive textual reference only.
     In addition, certain statements made on this call are projections which reflect estimates and assumptions related to the business of Lexico and our upcoming financing, all of which are difficult to predict and many of which are beyond Lexico’s or our control.
     Finally, during the course of this conference call we will be mentioning non-GAAP financial measures: (i) EBITDA, or earnings before interest, taxes, depreciation and amortization and (ii) EBITDA, excluding stock-based compensation, per share. We view non-GAAP financial measures as supplemental data that, while not a substitute for GAAP, allows for greater transparency in the review of a company’s financial performance, and is useful to investors. Please refer to yesterday’s press release posted on our corporate Website at ir.answers.com for a more comprehensive explanation of our use of non-GAAP measures in connection with the subject matter transaction.
     Furthermore, information shared on this call is accurate only as of the date of this call and we assume no obligation to update such information.
     With that said, I’d like to turn the call over to Bob Rosenschein.

Bob Rosenschein
     Today is an exciting day in Answers history! We have entered into a definitive agreement to buy Lexico Publishing, owners of Dictionary.com, Thesaurus.com and Reference.com, for $100 million in cash. We expect the acquisition to close in fall 2007.
     This morning we are discussing what we think will be a transformative acquisition that will redefine and strengthen Answers Corporation. Answers.com and Dictionary.com are both leaders in the online information publishing market and possess highly complementary businesses. We look forward to closing the transaction and are very excited about the prospects of the combined company.
     First, we would like to describe the strategic drivers and financial logic of this transaction.
     There are several compelling strategic elements of our acquisition of Lexico. According to June 2007 comScore data, Answers properties, Answers.com and WikiAnswers, ranked 61st in the U.S., with 13.4 million unique visitors. The Lexico properties, which include Dictionary.com, Thesaurus.com and Reference.com, ranked 74th, with 11.5 million. The combined properties would have reached over 22.5 million monthly unique users in June, ranking it as the 28th largest U.S. Web property. This leap would rank us higher than such well-known Web properties as ESPN, WebMD, craigslist, or iVillage. We believe that the additional sites, the much larger unique user base and the Top 30 site status will provide us greater exposure among a broad group of online media buyers and advertisers and add traction to our direct ad sales.
     The Lexico transaction also helps us to significantly diversify our sources of traffic. As many of you are aware, we receive the lion’s share of our traffic via the major search engines, close to 80% overall. In dramatic contrast, Lexico’s properties receive only 15% of their traffic from search engine algorithms, in other words, Lexico receives about 85% of its traffic directly from end-users visiting their sites, including looking up the word ‘dictionary’ in search engines.
     On a combined basis, we estimate that approximately 70% of our traffic will be sourced directly from end-users. We believe that this shift in the mix of our traffic will mitigate a current risk factor associated with potential changes in search engine algorithms.
     Before turning to the financial drivers of the transaction, first, a clarification of our monetization rates or RPM. Traditionally, we have reported RPM based on our queries, meaning traffic directly to one of our topic pages. Dictionary.com measures RPM based on page views, which means all Web pages, including queries, home pages, etc.
     Beginning today, we will start referring to our own RPM based on page views rather than only queries, to bring the methodologies in-line. Since our own page views are approximately 13% higher than our queries, mostly our home page, some of the RPM figures we mention in regard to our own historical metrics will be somewhat lower.
     We will now shift to the financial drivers of the transaction. For the fiscal year ended December 31, 2006, Lexico had $7 million in revenue, with $2.9 million in EBITDA, a 41% margin. However, this transaction is not just about past revenue and profit. We have invested significantly over the last two and a half years to build up our monetization expertise. Specifically, we have increased our monetization rate, or RPM, from approximately $1.50 per thousand page views in the first half of 2005 to approximately $5.60 in Q1 2007.
     We intend to apply this accumulated expertise to Lexico’s Web properties.

     Here are some of what we believe to be key components of future revenue and profit growth from Lexico.
•	In 2006, Lexico’s properties generated approximately 3 times our roughly 1.3 billion page views, or 3.9 billion page views. At the same time, Lexico only monetized this traffic at approximately one third our Q1 $5.60 RPM rate of Answers.com’s, or at approximately $1.75.
•	Drilling down even deeper into 2006 numbers, specifically, Lexico’s RPM on Google AdSense was approximately $0.30. This contrasts with our Google AdSense RPM in 2006 of approximately $3.70. This is the biggest area in which we expect to improve Lexico’s monetization rates. We have focused quite a bit of effort on optimizing AdSense on our Web properties over the last two and half years and anticipate that we will be able to apply what we have learned to the Lexico sites. To put this into perspective, a modest $1.00 improvement in Lexico’s RPM in 2006 would have resulted in approximately $3.9 million in INCREMENTAL revenue — above and beyond the $7 million in revenue. Further, because there are minimal costs associated with the incremental revenue, the vast majority of such revenue would have also increased the $2.9 million in EBITDA Lexico generated on a stand-alone basis.
•	This illustrative example of the potential for incremental Lexico revenue and EBITDA is based on Lexico’s 2006 traffic and does not incorporate any future growth in traffic in 2007 and 2008.
•	Lexico’s traffic in 2006, by the way, grew over 30% from 2005.
•	We believe that the price of this transaction is justified for the reasons we have discussed, despite the seemingly high multiple on a 2006 basis. In fact, conservative expectations of traffic growth along with the potential for modest increases in monetization rates would yield a significant improvement in future Lexico revenue and EBITDA. Consequently, on a 2008 multiples basis, which we believe to be the more relevant valuation metrics for this transaction, we expect the acquisition to be accretive to our 2008 EBITDA, excluding stock-based compensation, per share.
     Along with these financial and strategic benefits, there are obviously other potential synergies. We should be able to cross-promote and offer Answers properties to all our users, whether they begin their session at Answers.com, Dictionary.com, or our rapidly-growing WikiAnswers site. This additional reliable stream of information-oriented users should help us grow our unique Q&A Community.
     Lexico has built several very popular Internet brands, and we anticipate keeping the sites separate in order to maximize their potential. We intend to appoint Bruce Smith as Interim General Manager of the Lexico properties, and he will lead the effort to implement many of the monetization enhancements we have already identified and execute our plan to maximize the shareholder returns from this transaction.
     The acquisition is contingent on financing. Earlier today we filed a universal shelf registration statement with the SEC, for the sale of up to $140 million of common stock, preferred stock, warrants, debt securities, units, or any combination thereof. Our plan is to use the proceeds from the issuance and sale of securities to fund the Lexico acquisition and related transaction fees. Any additional funds we may choose to raise will be used for general working capital or potential acquisitions. The registration statement has been filed with the

Securities and Exchange Commission, but has not yet become effective. Securities covered by the registration statement may not be sold nor may orders to buy be accepted prior to the time the registration statement becomes effective.
     To conclude, we are excited about the future with Lexico, we think the benefits are logical and compelling and feel that the transaction will strengthen our Company and position us for greater success.
     On a personal note, I want to thank the Co-Founders of Lexico, Brian Kariger and Daniel Fierro, for building these great sites; we expect the whole will be much greater than the sum of the parts.
Q&A (moderated by Bruce Smith)
Closing the Call (Shareholder.com Operator)
     Thank you, all. This concludes today’s teleconference. Please disconnect your lines at this time, and have a good day.
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